UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORVEX AND RELATED FILE PRELIMINARY SOLICITATION MATERIALS WITH THE SEC TO REMOVE ENTIRE BOARD OF COMMONWEALTH REIT

Continue Active Dialogue with Fellow Shareholders to Identify Truly Independent Trustees

NEW YORK, December 3, 2013 – Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”), whose separately managed investment funds collectively own approximately 9.6% of the outstanding shares of CommonWealth REIT (NYSE:CWH), today announced that they have filed a preliminary solicitation statement with the Securities and Exchange Commission to remove the entire board of trustees in accordance with the rules implemented by the Arbitration Panel ruling on November 18, 2013. Corvex and Related will also seek to solicit proxies from fellow shareholders to elect five new trustees at a subsequent special meeting to be promptly called upon the successful completion of the consent solicitation to remove the board.

Keith Meister of Corvex and Jeff T. Blau of Related said: “We continue to take the steps necessary to empower shareholders to take back CommonWealth through the removal of the entire board of trustees. The facts speak for themselves. From 2007 through 2012 the fees paid by CommonWealth to the Portnoy-owned RMR increased 29.5%, while, at the same time, shareholders suffered a 67.5% drop in share price. We believe our consent solicitation will enable shareholders to elect truly independent and accountable trustees in the near term and serve as a referendum on the value destruction under CommonWealth’s current trustees and management.”

Corvex and Related are currently engaged in an active dialogue with shareholders to identify a truly independent slate of highly qualified nominees who are prepared to work on behalf of all CommonWealth shareholders. Corvex and Related continue to ask their fellow shareholders to contact them with any suggestions regarding potential nominees.

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed today a solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation of CommonWealth REIT shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole

and David R. Johnson. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on December 3, 2013.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

INVESTORS:

Edward McCarthy / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550

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